UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, For Use Of The Commission Only (As Permitted By Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

MINRAD INTERNATIONAL, INC.
(Name of registrant as specified in its charter)

N/A
(Name of person(s) filing proxy statement, if other than the registrant)

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MINRAD INTERNATIONAL, INC.
50 Cobham Drive
Orchard Park, New York 14127
(716) 855-1068

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Special Meeting of the Stockholders of Minrad International, Inc. (the “Company”) will be held at 50 Cobham Drive; Orchard Park, NY 14127 at 4:00 p.m., local time on Thursday, August 28, 2008, for the following purposes:

1. To approve the issuance of certain shares of common stock of the Company in connection with the conversion of our 8% senior convertible notes; and

2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on August 11, 2008 as the record date for determination of stockholders who are entitled to notice of, and to vote at, the meeting any adjournments thereof.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend in person, you are urged to fill in the enclosed proxy and to sign and forward it in the enclosed business reply envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the meeting in order that the presence of a quorum may be assured. Any stockholder who signs and sends in a proxy may revoke it by executing a new proxy with a later date, by written notice of revocation to the secretary of the company at any time before it is voted, or by attending the meeting and voting in person.

By Order of the Board of Directors

/s/  William H. Burns
William H. Burns
Chairman and Chief Executive Officer

Orchard Park, New York
August 11, 2008

YOUR VOTE IS IMPORTANT

REGARDLESS OF THE NUMBER OF SHARES OF STOCK THAT YOU HOLD. YOUR COOPERATION IN PROMPTLY VOTING YOUR SHARES BY COMPLETING, DATING, SIGNING AND RETURNING YOUR PROXY WILL HELP LIMIT EXPENSES INCIDENT TO PROXY SOLICITATION.

MINRAD INTERNATIONAL, INC.
50 Cobham Drive
Orchard Park, New York 14127
(716) 855-1068

PROXY STATEMENT

Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Minrad International, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held at 50 Cobham Drive, Orchard Park, NY 14127 at 4:00 p.m., local time on August 28, 2008, and at any and all adjournments thereof (the “Special Meeting”), for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Accompanying this Proxy Statement is the Board of Directors’ Proxy for the Special Meeting, which you may use to indicate your vote as to the proposals described in this Proxy Statement. In addition to solicitation by use of the mail, certain of our officers and employees may, without receiving additional compensation therefore, solicit the return of proxies by telephone, facsimile, e-mail, or personal interview. We have requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals, the beneficial owners of common stock, and have agreed to reimburse them for reasonable out-of-pocket expenses in connection therewith.

Mailing of Proxy Statement and Proxy Card

We will pay the cost for preparing, printing, assembling and mailing this Proxy Statement and the Proxy Card and all of the costs of the solicitation of the proxies. In addition to the use of the mail, proxies may be solicited by personal interviews and telephone by directors, officials and employees of the Company. Arrangement will be made with brokerage houses, banks, and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our stock, and the Company will reimburse them for their reasonable out of pocket expenses.

Our principal executive offices are located at 50 Cobham Drive, Orchard Park, New York 14127. This Proxy Statement and the accompanying Proxy Card are first being mailed to stockholders on or about August 11, 2008.

Revocation of Proxies

A stockholder may revoke his or her proxy at any time before it is voted either by filing with the Secretary of the Company, at its principal executive offices, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Special Meeting and expressing a desire to vote his or her shares in person.

Record Date and Voting

The close of business on August 11, 2008 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting. As of the record date, we had outstanding 48,926,792 shares of common stock, par value $.01 per share.

Each holder of common stock of record is entitled to one vote for each share held on all matters to come before the meeting. All proxies which are returned will be counted by the Inspector of Elections in determining the presence of a quorum and on each issue to be voted on for which a vote was cast. An abstention from voting or a broker non-vote will not be counted in the voting. Approval of a majority of the votes cast is required in order for a proposal to be approved.

The shares represented by proxies that are returned properly signed and completed will be voted in accordance with each stockholder’s directions. If the proxy card is signed and returned without direction as to how the shares are to be voted, the shares will be voted as recommended by the Board of Directors.

PROPOSAL REQUIRING YOUR VOTE

PROPOSAL NO. 1

TO APPROVE THE ISSUANCE OF CERTAIN SHARES OF COMMON STOCK OF THE COMPANY
IN CONNECTION WITH THE CONVERSION OF OUR 8% SENIOR CONVERTIBLE NOTES

On May 6, 2008, we sold 8% senior convertible notes with an aggregate principal amount of $40,000,000 to seven investors pursuant to the terms of a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated May 5, 2008 (the “Senior Convertible Note Financing”). The Senior Convertible Note Financing was exempt from registration in reliance on Section 4(2) of the Securities Act and Section 506 of Regulation D promulgated thereunder. The net proceeds from the private placement of the notes was and is being used (i) to retire approximately $15 million of previously incurred indebtedness provided by Laminar Direct Capital L.P. and (ii) for working capital and for general corporate purposes.

The notes are convertible into shares of our common stock, par value $.01, at any time following their issuance at a conversion price of $2.65 per share. The conversion price of the notes is subject to antidilution adjustment pursuant to the terms of the convertible notes by reason of stock splits, stock dividends, or similar events or because of a change in the conversion price per share resulting from an issuance or deemed issuance of our common stock at a price per share less than the then applicable conversion price. The notes mature on the third anniversary of the date of issuance. No principal payments are due until the maturity date, at which time, if the notes have not been converted the principal is payable in cash. Interest payments are required to be made quarterly throughout the term in cash. If any portion of the principal or interest of the notes is converted into common stock, we will not be required to pay the amounts so converted.

The notes may become immediately due and payable upon an Event of Default, as defined in the notes. The notes are secured by a first priority lien on all assets of the Company (including a mortgage on the Company’s Bethlehem manufacturing facility), except those specifically excluded in the notes.

Upon the happening of an event of default (other than one related to bankruptcy), a note holder may require us to redeem its note at a redemption price equal to the greater of (i) 120% of the amount of interest, principal and late charges to be redeemed (the “Conversion Amount”) or (ii) the Conversion Amount divided by the then applicable conversion rate multiplied by the greatest closing price of our common stock in the period commencing immediately preceding the occurrence of the event of default and the date the holder sends notice of its intent to redeem.

Upon a sale of the Company, a sale of substantially all of our assets or a change of control, we can require that each of the notes be redeemed, or any holder may require that we redeem the notes, at the greater of 120% of the Conversion Amount or (ii) the fair value of the consideration the note holder would have gotten if it converted its notes immediately prior to such transaction and also owned an additional number of shares of stock which will vary depending upon the effective date of the transaction and our stock price on that date. However, if the consideration in such a transaction is less than or equal to $2.30 per share or greater than $8.00 per share the holders will not be deemed to hold the additional number of shares.

In connection with the issuance of the Notes, we entered into a Registration Rights Agreement with the purchasers obligating us to register for resale the shares of the common stock issuable upon the conversion of the notes on a registration statement on Form S-3 or other appropriate form to be filed with the Securities and Exchange Commission within forty-five (45) days after the closing of the sale of the notes.

If all of the principal balances of the notes were converted to common stock at the conversion price of $2.65, we would be required to issue 15,094,340 shares of our common stock. In addition, unpaid interest and late payments, if any, under the notes could be converted into common stock. The aggregate amount of interest payable over the term of the notes less interest payments that have already been made is equal to $9,244,445. If all of that interest were converted at the $2.65 conversion rate we would be required to issue an additional 3,488,470 shares.

Dilutive Effect

The issuance of the common stock as a result of the conversion of the notes issued in the Convertible Note Financing is likely to have a significant dilutive effect on our current stockholders in that the percentage ownership of current stockholders will decline as a result. Depending upon the portion of the principal, interest or late charges which may be converted by the note holders, the number of shares issued upon conversion of the notes could increase substantially the number of shares of common stock currently outstanding upon conversion. This means that our current stockholders will own a smaller percentage interest in our company as a result of the conversion of the notes, except to the extent they are holders of the notes. On August 11, 2008 there were 49,302,462 shares of our common stock issued and outstanding. If all of the principal balances of the notes were converted to common stock at the conversion price of $2.65, we would be required to issue 15,094,340 shares of our common stock. In addition, unpaid interest and late payments, if any, under the notes could be converted into common stock. The aggregate amount of interest payable over the term of the notes less interest payments that have already been made is equal to $9,244,445. If all of that interest were converted at the $2.65 conversion rate, we would be required to issue an additional 3,488,470 shares. Based on the shares of common stock outstanding on August 11, 2008, stockholders immediately prior to the conversion will incur dilution of 23.44% (27.74% if all of the principal and all of the interest potentially payable under the notes were converted).

For purposes of example only, a stockholder who owned 10% of our outstanding stock immediately prior to the conversion in full of all of the principal of the notes would own approximately 76.56% of the shares outstanding immediately after conversion (or 7.26% if all of the principal and all of the interest potentially payable under the notes were converted), provided that the stockholder is not a note holder.

The issuance of shares of Common Stock upon conversion of the notes will also have a dilutive effect on earnings per share and on the equity and voting rights of holders of shares of Common Stock.

It is possible that we could be required to issue even more stock if the conversion price is adjusted. The number of shares which would be issuable upon conversion of the notes could change if the conversion price changes. The conversion price could decrease if we did a stock split or issued a stock dividend or increase if we did a reverse stock split. The conversion price would also be decreased if we issue common stock or securities convertible into common stock at a price per share less than the then applicable conversion price. All issuances of such securities would trigger such adjustment except for issuances (i) pursuant to a stock plan approved by our stockholders, (ii) upon conversion of the notes; (iii) pursuant to any bona fide firm commitment underwritten public offering with a nationally recognized underwriter, which generates gross proceeds to the Company in excess of $30,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (iv) upon conversion of any options or convertible securities which were outstanding on the closing date, provided that the terms of such options or convertible securities are not materially amended, modified or changed; and (v) directly on an arm’s-length basis to an unrelated third party that is a counterparty, such counterparty’s affiliates or their respective stockholders, in connection with bona fide, strategic transactions, stock acquisitions, mergers, asset acquisitions, joint ventures, collaborations, licenses of products or technology, or similar transactions approved by the Company’s Board of Directors; provided that such issuance is made at a price equal to or greater than the arithmetic average of the weighted average price of the common stock for the five (5) consecutive trading days immediately prior to the date of such issuance and the primary purpose of which is not to raise equity capital. Because we do not know if any of the events triggering a change in the conversion price will occur, it is impossible to determine the exact number of shares which could be issued upon conversion of the notes.

Under the rules of the American Stock Exchange (“AMEX”), where our stock is listed, stockholder approval is required for the issuance in a transaction involving the sale, issuance or potential issuance by the issuer of common stock (or securities, such as the convertible notes, convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. Pursuant to the terms of the Securities Purchase Agreement, we have agreed to seek stockholder approval for the issuance of common stock upon conversion of the notes.

The Board of Directors Unanimously Recommends that Stockholders Vote FOR the Issuance of Certain Shares of Common Stock of The Company in Connection with the Conversion of Our 8% Senior Convertible Notes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information with respect to beneficial ownership of our common stock as of August 11, 2008, by: (1) each person or “group,” as that term is used in Section 13(d)(3) of the Exchange Act, known to us to have owned beneficially more than 5% of our outstanding common stock; (2) each of our directors and executive officers; and (3) all of our directors and executive officers as a group.

We determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated below, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Shares of common stock subject to any warrants or options that were exercisable on or within 60 days of August 11, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The beneficial ownership percentages in the table below of any person are based on 49,302,462 shares of our common stock subject to any warrants or options that were exercisable on or within 60 days of August 11, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the warrants or options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person:

Name of Beneficial Owner	Shares	Percent

Beneficial owners of 5% of our common stock & affiliates(1)
Kevin Kimberlin Partners L.P.(2)	6,197,256	11.96%
HealthCor Management, L.P.(3)	6,000,000	12.17%
Lehman Brothers Holding, Inc.(4)	4,894,330	9.88%
Laird Q. Cagan (5)	4,499,928	9.04%
Aisling Capital II L.P.(6)	4,514,793	8.82%
Wellington Management Company LLC(7)	3,880,800	7.87%
New England Partners Capital LLC(8)	3,339,192	6.77%
Laminar Direct Capital, LP(9)	3,208,427	6.11%
Portside Growth & Opportunity Fund(10)	2,549,585	4.92%
Highbridge International LLC(11)	2,549,585	4.92%

Sub-Total for all 5% owners & affiliates	41,649,306	66.64%

Directors & executive officers(12)
William H. Burns, Jr.(13)	2,224,624	4.45%
David DiGiacinto(14)	55,536	0.11%
David Donaldson(15)	55,318	0.11%
Donald F. Farley(16)	393,150	0.80%
Duane Hopper(17)	141,210	0.29%
Robert Lifeso(18)	763,484	1.55%
Theodore Stanley(19)	56,941	0.12%
Brett Zbar(20)	25,000	0.05%
Jeffrey A. Ferrell	0	0.00%
Charles Trego, Jr.(21)	25,000	0.05%
Dennis Goupil(22)	112,644	0.23%
Kirk Kamsler(23)	163,844	0.33%
John McNeirney(24)	185,520	0.38%
William Rolfe(25)	60,538	0.12%
Karen Sonnhalter	0	0.00%

All directors and executive officers as a group (15 persons)(26)	4,262,809	8.39%

(1)	Excludes shares held by directors and executive officers, who as a group beneficially own in excess of 5% of the outstanding common stock of the Company.

(2)	Includes (i) 3,662,627 shares held by Kevin Kimberlin Partners L.P. (KKP) and various affiliates, (ii) 2,534,629 shares of common stock that KKP or its affiliates has the right to acquire by exercising warrants that are exercisable within 60 days of August 11, 2008. Kevin Kimberlin, the General Partner of KKP & its affiliates. Address: 535 Madison Ave. 12th Floor NY, NY 10022

(3)	Includes 6,000,000 shares held by HealthCor Management, L.P. , HealthCor Associates, LLC, HealthCor Offshore, Ltd, HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Mr. Arthur Cohen, and Mr. Joseph Healey. Address: Carnegie Hall Tower 152 West 57th Street, 47th Floor New York, NY 10019.

(4)	Includes (i) 4,670,296 shares held by Lehman Brothers Holdings Inc., Lehman Brothers Inc. and LBI Group Inc., (ii) 224,034 shares of common stock that Lehman has the right to acquire upon conversion of Senior Secured Notes.(Excludes 3,549,551 shares that would currently exceed the 9.99% conversion cap on beneficial ownership) Address: 745 Seventh Avenue New York, NY 10019

(5)	Includes (i) 3,795,432 shares held directly by Mr. Cagan, (ii) 249,100 shares held by Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan owns a 50% interest and shares voting and dispositive power, (iii) 430,396 shares that Mr. Cagan has the right to acquire by exercising warrants that were exercisable within 60 days of August 11, 2008 and (iv) 25,000 shares that Mr. Cagan has the right to acquire by exercising options that were exercisable within 60 days of August 11, 2008. Address C/O Cagan McAfee Capital Partners, LLC 10600 N. DeAnza Blvd. Suite 250, Cupertino, CA 95014

(6)	Includes (i) 2,603,000 shares held by Aisling Capital II, LP, a Delaware limited partnership (“Aisling”), Aisling Capital Partners, LP, a Delaware limited partnership (“Aisling Partners” and general partner of Aisling), Aisling Capital Partners, LLC, a Delaware limited liability company (“Aisling Partners GP” and general partner of Aisling Partners), Mr. Dennis Purcell (“Mr. Purcell” and a managing member of Aisling Partners GP), Mr. Andrew Schiff (“Mr. Schiff” and a managing member of Aisling Partners GP), and Mr. Steve Elms (“Mr. Elms” and a managing member of Aisling Partners GP). In their capacity as managing members of Aisling Partners GP, each of Messrs. Purcell, Schiff and Elms may be deemed to be beneficial owners of the securities held for the account of Aisling. (ii) 1,886,793 shares of common stock that Aisling has the right to acquire upon conversion of Senior Secured notes. (iii) 25,000 shares that Mr. Zbar, a Principal at Aisling, has a right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008. Address 888 7th Ave., 30th Floor, New York, NY 10106.

(7)	Address: 75 State St. Boston, MA 02109

(8)	Address: 400 Crown Colony Drive, Suite 101 Quincy, Massachusetts 02169

(9)	Includes 3,208,427 shares that Laminar Direct Capital L.P. or its affiliates has the right to acquire by exercising warrants that are exercisable within 60 days of July 23, 2008. The affiliates are Laminar Direct Capital GP Inc., D.E. Shaw & Co., L.P., and David E. Shaw. Address: 120 W. 45th Street, Tower 45, 39th Floor New York, NY 10036.

(10)	Includes 2,557,290 shares of common stock that Portside Growth and Opportunity Fund (“Portside”) has the right to acquire upon conversion of Senior Secured Notes (Excludes 1,224,000 shares that would currently exceed the 4.99% conversion cap on beneficial ownership). Ramius LLC (’Ramius”) is the investment advisor of Portside and consequently has voting control and investment discretion over securities held by Portside. Ramius disclaims beneficial ownership of these securities. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of these securities. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and have voting and dispositive control over the securities and may be considered beneficial owners of any securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Soloman disclaim beneficial ownership of the securities.

(11)	Includes 2,557,290 shares of common stock that Highbridge Capital Management, LLC (“Highbridge”) has the right to acquire upon conversion of Senior Secured Notes (Excludes 1,224,000 shares that would currently exceed the 4.99% conversion cap on beneficial ownership). Highbridge is the trading manager of Highbridge International LLC and has voting control and investment discretion over securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting and dispositive control over these securities. Each of Highbridge Capital Management, LLC, glenn Dubin and Henry Swieca disclaim beneficial ownership of the securities held by Highbridge International LLC.

(12)	The address for all directors and executive officers is: 50 Cobham Dr. Orchard Park, NY 14127

(13)	Includes (i) 1,488,038 shares held by Mr. Burns and (ii) 736,586 shares that Mr. Burns has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(14)	Includes (i) 54,036 common shares held by Mr. DiGiacinto and (ii) 1,500 shares that Mr. DiGiacinto has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008. Mr. DiGiacinto is President of Minrad.

(15)	Includes (i) 3,818 common shares held by Mr. Donaldson and (ii) 51,500 shares that Mr. Donaldson has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(16)	Includes (i) 319,578 shares held by Mr. Farley, (ii) 22,072 shares that Mr. Farley has the right to acquire pursuant to outstanding warrants that were exercisable within 60 days of August 11, 2008 and (iii) 51,500 shares that Mr. Farley has the right to acquire pursuant to outstanding options that were exercisable within 60 days of August 11, 2008.

(17)	Includes (i) 89,710 shares held by Mr. Hopper and (ii) 51,500 shares that Mr. Hopper has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(18)	Includes (i) 681,984 shares held by Dr. Lifeso and (ii) 81,500 shares that Dr. Lifeso has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(19)	Includes (i) 31,941 shares held by Dr. Stanley and (ii) 25,000 shares that Dr. Stanley has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(20)	Includes (i) 0 shares held by Dr. Zbar and (ii) 25,000 shares that Dr. Zbar has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008. Does not include the 4,514,793 held by Aisling Capital II L.P. described in footnote (6) above. Dr. Zbar is a principal at Aisling Capital, but does not hold sole voting and dispositive power.

(21)	Includes (i) 25,000 shares held by Mr. Trego and (ii) 0 shares that Mr. Trego has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(22)	Includes (i) 144 shares held by Mr. Goupil and (ii) 112,500 shares that Mr. Goupil has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(23)	Includes (i) 6,344 shares held by Mr. Kamsler, and (ii) 157,500 shares that Mr. Kamsler has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(24)	Includes (i) 42,020 shares held by Mr. McNeirney and (ii) 143,500 shares that Mr. McNeirney has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(25)	Includes (i) 538 shares held by Mr. Rolfe and (ii) 60,000 shares that Mr. Rolfe has the right to acquire pursuant to options that were exercisable within 60 days of August 11, 2008.

(26)	Officers & Directors as a group includes (i) 2,743,151 common stock held, (ii) warrants to acquire 22,072 shares of common stock, and (iii) 1,497,586 options to purchase common stock that were exercisable by members of the group within 60 days of August 11, 2008.

INTEREST IN THE TRANSACTIONS

Aisling Capital II L.P. is the holder of a convertible note in the amount of $5,000,000 and LB I Group Inc. is the holder of a convertible note in the amount of $10,000,000. Brett Zbar, a member of our Board of Directors, is a principal of Aisling Capital II L.P. Pursuant to the terms of the Securities Purchase Agreement, LB I had the right to require us to cause a designee of LB I to be appointed to our Board of Directors and so long as it or its affiliates hold convertible notes purchased in the Senior Convertible Note Transaction with an aggregate outstanding principal balance of $10,000,000, we are obligated to cause its designee to be nominated for election as a director. Its designee, Jeffrey A. Ferrell, became a member of our Board of Directors on May 23, 2008.

STOCKHOLDER PROPOSALS

Proposals that are intended to be presented by a stockholder at our 2009 Annual Meeting of Stockholders and included in our proxy materials for that meeting must be received at our principal offices in Buffalo, New York no later than December 26, 2008 (unless the date of our 2009 Annual Meeting has been changed by more than 30 days from the date of this year’s meeting, in which case the deadline is a reasonable time before we mail our proxy materials), and must meet all of the other requirements of Rule 14a-8 of the Commission.

OTHER MATTERS

The directors of the Company know of no other matters to be brought before the meeting. If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

By Order of the Board of Directors

/s/  Charles R. Trego, Jr.
Charles R. Trego, Jr.
Executive Vice President and Chief Financial Officer

Orchard Park, New York
August 11, 2008

SPECIAL MEETING OF STOCKHOLDERS OF
MINRAD INTERNATIONAL, INC.
August 28, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

DIRECTORS RECOMMEND: A VOTE FOR THE ISSUANCE OF CERTAIN SHARES OF COMMON STOCK OF THE COMPANY IN CONNECTION WITH THE CONVERSION OF OUR 8% SENIOR CONVERTIBLE NOTES
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		FOR	AGAINST	ABSTAIN
1	TO APPROVE THE ISSUANCE OF CERTAIN SHARES OF COMMON STOCK OF THE COMPANY IN CONNECTION WITH THE CONVERSION OF OUR 8% SENIOR CONVERTIBLE NOTES	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) thereof.
NO POSTAGE IS REQUIRED IF THIS PROXY IS RETURNED IN THE ENCLOSED ENVELOPE AND MAILED IN THE UNITED STATES.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

MINRAD INTERNATIONAL, INC.
SPECIAL MEETING OF STOCKHOLDERS — August 28, 2008
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints William H. Burns, Jr. and Charles Trego, or either one of them, with full power of substitution, as proxy or proxies of the undersigned for the Special Meeting of Stockholders of Minrad International, Inc. (the “Company”) to be held on August 28, 2008 at 4:00 p.m. local time, at our current corporate headquarters located at 50 Cobham Drive, Orchard Park, NY 14127, and at any adjournment thereof, there to vote all shares of common stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.
(Continued and to be signed on the reverse side.)